Exhibit 99.1

Newtek Business Services Corp. Declares a Fourth Quarter 2022 Distribution of $0.70 per Share

Boca Raton, FL, November 17, 2022 - Newtek Business Services Corp., (NASDAQ: NEWT), an internally managed business development company (“BDC”), today announced that its Board of Directors declared a fourth quarter 2022 cash distribution of $0.70 per share1, payable on December 30, 2022 to shareholders of record as of December 20, 2022.

1Note regarding Dividend Payments: The Company's Board of Directors expects to maintain a dividend policy with the objective of distributing 90 – 100% of the Company’s 2022 taxable income. This distribution includes a spillover dividend of the Company’s retained earnings. The determination of the tax attributes of the Company's distributions is made annually as of the end of the Company's fiscal year based upon its taxable income for the full year and distributions paid for the full year.

Newtek Business Services Corp., Your Business Solutions Company®, is an internally managed BDC, which along with its controlled portfolio companies, provides a wide range of business and financial solutions under the Newtek® brand to the small- and medium-sized business (“SMB”) market. Since 1999, Newtek has provided state-of-the-art, cost-efficient products and services and efficient business strategies to SMB relationships across all 50 states to help them grow their sales, control their expenses and reduce their risk.

Newtek’s and its portfolio companies’ products and services include: Business Lending, SBA Lending Solutions, Electronic Payment Processing, Technology Solutions (Cloud Computing, Data Backup, Storage and Retrieval, IT Consulting), eCommerce, Accounts Receivable Financing & Inventory Financing, Insurance Solutions, Web Services, and Payroll and Benefits Solutions.

Newtek® and Your Business Solutions Company® are registered trademarks of Newtek Business Services Corp.

Note Regarding Forward Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” “forecasts,” “goal” and “future” or similar expressions are intended to identify forward-looking statements. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, include our ability to close the pending acquisition of the National Bank of New York City (the “Transaction”), obtain required regulatory approvals for the pending Transaction, the timing of the closing of the Transaction, the timing of the Company’s discontinuance from regulation as a BDC under the 1940 Act, projections concerning or considering the pending Transaction, the timing of our ability to originate new investments, achieve certain margins and levels of profitability, the availability of additional capital and the ability to maintain certain debt to asset ratios, intensified competition, operating problems and their impact on revenues and profit margins, anticipated future business strategies and financial performance, anticipated future number of customers, business prospects, legislative developments and similar matters. Risk factors, cautionary statements and other conditions, which could cause Newtek’s actual results to differ from management’s current expectations, are contained in Newtek’s filings with the Securities and Exchange Commission and available through http://www.sec.gov/. Newtek cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements.

SOURCE: Newtek Business Services Corp.

Investor Relations & Public Relations
Contact: Jayne Cavuoto
Telephone: (212) 273-8179 / jcavuoto@newtekone.com